UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2008

DCI USA, INC.
(Exact name of registrant as specified in its charter)

Delawar	000-31143	22-3742159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 Norman Avenue
Brooklyn, New York 11222
(Address of principal executive offices)

718-383-4999
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On April 23, 2008, DCI USA, Inc. (the “Registrant”), Gunther Wind Energy Ltd., an Israeli corporation and a wholly-owned subsidiary of the Registrant (“Gunther”), and Tobias Jewelry Ltd., an Israeli corporation (“Tobias”), executed a share sale agreement (the “Agreement”). Pursuant to the Agreement, upon completion of due diligence and approval of the Agreement by the shareholders of Tobias (the “Conditions Precedent”), Tobias agreed to purchase all of the share capital of Gunther.

In consideration therefore, Tobias agreed to pay the Registrant $2,607,000 (the “Aggregate Consideration”), of which (i) $1,250,350 plus applicable value added taxes Tobias agreed to pay to the Registrant at closing (the “Cash Consideration”), and (ii) $1,356,650, the amount of Gunther’s pre-existing debt to the Registrant (the “Registrant’s Loans”), Tobias agreed to lend to Gunther at closing (the “Payment Loan”). Tobias also agreed to make two additional loans to Gunther, one in the amount of $355,000 (the “Investment Loan”), and a second loan in the amount of $30,000 (the “Capital Loan”).

On April 28, 2008, the Conditions Precedent were satisfied and the transactions contemplated by the Agreement were consummated. Pursuant to the Agreement, on or about April 28, 2008 (i) a portion of the Cash Consideration, in the amount of $777,549 was paid by Tobias to the Registrant and the balance of the Cash Consideration, in the amount of $472,801, was paid by Tobias to World Group Capital (58) Ltd. (“World Group Capital”), in satisfaction of the Registrant’s pre-existing debt to World Group Capital (“Registrant’s Debt”) and, in exchange therefore, World Group Capital’s pre-existing option to purchase Gunther’s share capital and its lien against Registrant’s real estate were cancelled, and (ii) Tobias loaned $684,650 to Gunther, as part of the Payment Loan, and such funds were transferred by Tobias directly to the Registrant in partial satisfaction of the Registrant’s Loans. Pursuant to the Agreement, Tobias is obligated to lend Gunther $672,000, the remaining outstanding balance of the Payment Loan, no later than April 21, 2009 and, upon receipt of such funds, Gunther is obligated to repay the remaining outstanding balance of the Registrant’s Loans to the Registrant.

In order to secure repayment of the remaining outstanding balance of the Registrant’s Loans, 25% of Gunther’s outstanding share capital will be held in escrow by the Registrant’s Israeli counsel, Doron Elkayam. If the Registrant’s Loans are not repaid in full as required by the Agreement, Mr. Elkayam may, pursuant to the Agreement, dispose of the escrowed shares in order to satisfy the Registrant’s Loans and pursue any other remedy available under applicable law and the Agreement. The remaining 75% of Gunther’s outstanding share capital was transferred to the Registrant on or about April 28, 2008.

Pursuant to the Agreement, on or about April 28, 2008 Tobias also made the Investment Loan to Gunther, and Gunther transfer the Investment Loan funds to Green Wind Energy Ltd. (“Green Wind Energy”) in full satisfaction of the outstanding portion of Gunther’s pre-existing commitment to invest in Green Wind Energy. Tobias also made the Capital Loan to Gunther.

The foregoing description of the transactions contemplated by Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.26 and incorporated herein by reference.

World Group Capital is a controlling shareholder of Tobias, holding 29.78% of its share capital. The Rosin Group Inc. holds 29.78% of the share capital of World Group Capital. The chairman of World Group Capital, Ron Hashmonay, holds 15% of the share capital of Rosin Group. Mr. Hashmonay is married to the sister of Jonathan Ilan Ofir. Mr. Ofir was a major shareholder of the Registrant and its chairman and chief executive officer until November 14, 2007, and his father-in-law is the controlling shareholder of Rosin. Mr. Ofir’s wife and Mr. Hashmonay are co-guarantors of a $1.5 million loan made by Bank Hapoalim to World Group Capital.

Section 2	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.01.

The amount of the Aggregate Consideration was determined by reference to an independent assessment obtained by Tobias indicating that Gunther’s value on December 5, 2007 was $2,176,940. The difference between the assessed value of Gunther and the amount of the Aggregate Consideration reflects the fact that payment of a portion of the Aggregate Consideration, in the amount of $672,000, has been deferred, as described above in Item 1.01.

Gunther holds a 25% interest in Green Wind Energy Ltd. Green Wind Energy is the owner of a wind farm located in Tel Assaniya, in northern Israel, which has a capacity of 3.8 MW and generates electricity for consumption by private customers and over the national grid in Israel. In addition, Gunther has executed an agreement with Nimrod Wind Energy Ltd. pursuant to which Gunther will participate in the development of a wind farm located in Nimrod, in Northern Israel.

Section 9-	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.26	Share Sale Agreement, dated April 23, 2008, by and between DCI USA, Inc. and Tobias Jewelry Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCI USA, INC.

Date: April 30, 2008	By:	/s/ Jonathan Rigbi
	Name: Title:	Jonathan Rigbi Chief Financial Office